EXHIBIT 10.27

DESCRIPTION OF 2005 DISCRETIONARY CORPORATE BONUS PLAN

Purpose:

The terms of the 2005 Discretionary Corporate Bonus Plan (the “Plan”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of 2005 Cash Bonuses:

The cash bonuses under the Plan may range from 0% to a maximum of 150% of the recipients 2005 base salary. The target bonuses for participants in the Plan will be based on the achievement certain Company performance goals. The Company performance goals will be based on meeting the following target criteria: (i) net revenue, (ii) gross profit, (iii) net income, and (iv) cash flow. The Compensation Committee may recommend, and the Board may approve, adjustments to the 2005 bonuses in their discretion. The Board and Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.